EXHIBIT 99

[MIDDLEFIELD BANC CORP LOGO]

15985 East High Street
   P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666 FAX: 440/632-1700
www.middlefieldbank.com

     PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com

For Immediate Release

Middlefield Banc Corp. Reports 12% Earnings Increase for 2003

MIDDLEFIELD, OHIO, January 23, 2004 #### Middlefield Banc Corp. (Pink Sheets: MBCN) today reported net income for the fiscal year ended December 31, 2003, of $2,799,000, an increase of 11.92% over the $2,501,000 reported for 2002. Earnings per diluted share for 2003 were $2.29, which compares to 2002’s $2.06.

For the three months ended December 31, 2003, of $832,000, or $0.68 per diluted share. The fourth quarter 2003 earnings represent an increase of 12.28% over the $741,000, or $0.61 per diluted share, recorded for the quarter ended December 31, 2002.

Middlefield’s total assets ended 2003 at $262,369,000, an increase of 15.97% over the level recorded at year-end 2002 of $226,246,000. Net loans increased 10.26% to $190,359,000, while deposits grew 17.32% to $219,840,000. Stockholders’ equity at year-end 2003 was $23,504,000, an increase of 8.08% over the prior year-end.

Non-interest income for the full year showed a 29.40% increase over 2002. The primary contributing factors were increased levels of service charges and earnings on bank owned life insurance.

The increase in non-interest expense, 17.27% on a full year basis, is the result of the opening of a new banking office in Orwell, Ohio, as well as the start-up of a financial services center. An additional part of this increase was due to the implementation of an annual incentive plan applicable to all employees.

The company’s key performance ratios for the year and for the fourth quarter remained strong. Return on Average Assets (ROA) for the year and for the quarter were 1.13% and 1.26%, respectively, compared to 1.17% and 1.31% a year ago. Return on Average Equity (ROE) improved to 12.39% for the year and 14.86% for the quarter. The comparable 2002 ratios were 12.08% and 13.79%.

Thomas G. Caldwell, President and Chief Executive Officer, commented, “Recognizing all of the obstacles to net income growth that 2003 presented, we are very pleased with our results. Although we continued to experience compression of our net interest margin, we were able to grow both sides of our balance sheet, while achieving a reasonable level of earnings growth.”

“The increase in 2003 earnings following a 10.14% increase in 2002 is the result of the excellent efforts of our staff. As we continue to focus on our core business model of being a true community bank, they have stepped forward to continue to provide the best in products and service to the markets that we serve, “ continued Caldwell.

Book value at year-end 2003 was $19.21, an increase of 6.79% from the $17.98 recorded at the end of 2002. Cash dividends paid during the year totaled $0.82 per share. Additionally, a five percent stock dividend was paid during December of 2003. The comparable adjusted cash dividend during 2002 was $0.70.

Middlefield Banc Corp. is the parent company of The Middlefield Banking Company, an Ohio state-chartered bank, both of which are headquartered in Middlefield, Ohio. The Middlefield Banking Company operates six full service banking centers and a UVEST Financial Services® brokerage office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio. For more information, please visit www.middlefieldbank.com.

This announcement contains forward-looking statements that involve risk and uncertainties, including changes in general economic and financial market conditions and the Company’s ability to execute its business plans. Although management believes the expectations reflected in such statements are reasonable, actual results may differ materially.

	Middlefield Banc Corp.
	Consolidated Statements of Income
	(unaudited)

	For the Three Months Ended December 31,
	2003	2002	% Change
Earnings (in 000s)
Total interest income	$3,682	$3,609	2.02%
Total interest expense	1,393	1,509	-7.69%
Net interest income	2,289	2,100	9.00%
Provision for loan losses	0	75	-100.00%
Net interest income after provision for loan losses	2,289	2,025	13.04%
Non-interest income	470	313	50.16%
Security (losses) gains	0	0	0.00%
Non-interest expense	1,589	1,333	19.20%
Income before income tax	1,170	1,005	16.42%

Federal income taxes	338	264	28.03%
Net income	$832	$741	12.28%

Per share (1)
Earning per common share - Basic	$0.68	$0.61	11.81%
Earning per common share - Diluted	0.68	0.61	11.65%
Cash dividends paid	0.21	0.19	10.25%

Shares Outstanding
Basic	1,219,449	1,214,300	0.42%
Diluted	1,223,652	1,216,811	0.56%

Key performance ratios
Return on average assets (ROA)	1.26%	1.31%	-3.82%
Return on average equity (ROE)	14.86%	13.79%	7.76%
Net interest margin	3.96%	3.96%	0.00%
Yield on earning assets	6.25%	6.72%	-6.99%
Efficiency ratio	56.42%	55.24%	2.14%
Net charge-offs to average loans (actual for the period)	0.04%	0.00%	N/A
Net charge-offs to average loans (annualized)	0.18%	0.01%	1700.00%

	Middlefield Banc Corp.
	Consolidated Statements of Income
	(unaudited)

	For the Twelve Months Ended December 31,
	2003	2002	% Change
Earnings (in 000s)
Total interest income	$14,596	$14,120	3.37%
Total interest expense	5,725	6,148	-6.88%
Net interest income	8,871	7,972	11.28%
Provision for loan losses	315	300	5.00%
Net interest income after
provision for loan losses	8,556	7,672	11.52%
Non-interest income	1,479	1,143	29.40%
Security (losses) gains	1	0	N/A
Non-interest expense	6,105	5,206	17.27%
Income before income tax	3,931	3,609	8.92%
Federal income taxes	1,132	1,108	2.17%
Net income	$2,799	$2,501	11.92%

Per share (1)
Earning per common share - Basic	$2.29	$2.06	11.32%
Earning per common share - Diluted	2.29	2.06	11.27%
Cash dividends paid	0.82	0.70	17.14%
Book Value (end of period)	19.21	17.98	6.79%

Shares Outstanding
Basic	1,219,476	1,215,237	0.35%
Diluted	1,222,829	1,217,231	0.46%

At period end (in 000s)
Total Assets	$262,369	$226,246	15.97%
Total deposits	219,840	187,384	17.32%
Net loans receivable	190,359	172,643	10.26%
Securities	51,825	42,159	22.93%
Sharholders equity	23,504	21,746	8.08%

Key performance ratios
Return on average assets (ROA)	1.13%	1.17%	-3.42%
Return on average equity (ROE)	12.39%	12.08%	2.57%
Net interest margin	3.87%	3.99%	-3.01%
Yield on earning assets	6.30%	6.99%	-9.87%
Efficiency ratio	58.98%	57.12%	3.26%
Net charge-offs to average loans	0.05%	0.04%	25.00%
Total allowance for loan losses to nonperforming loans	495.28%	427.51%	15.85%
Nonperforming loans to total loans	0.27%	0.31%	-12.90%
Total allowance for loan losses to total loans	1.31%	1.31%	-0.23%
Equity to assets at period end	8.96%	9.61%	-6.78%

(1)	Per share data has been restated to reflect the five per cent stock dividend paid in 2003

	Middlefield Banc Corp.
	Consolidated Balance Sheet
	As of December 31,
	2003	2002
ASSETS
Cash and due from banks	$4,496	$2,347
Federal funds sold	930	350
Securities available for sale	49,966	35,917
Securities held to maturity	1,859	6,242

Total cash and securities	57,251	44,856
Loans	192,880	174,943
Less: reserve for loan losses	2,521	2,300

Loans, net	190,359	172,643
Premises and equipment	6,808	6,481
Bank-owned life insurance	5,202	0
Accrued interest receivable and other assets	2,749	2,266

TOTAL ASSETS	$262,369	$226,246

	As of December 31,
	2003	2002
LIABILITIES
Deposits	$219,840	$187,384
Borrowed funds	18,110	16,476
Other liabilities	915	640

TOTAL LIABILITIES	238,865	204,500

EQUITY
Common equity	25,124	22,934
Net Unrealized gain (loss) on securities	125	475

Treasury stock	(1,745)	(1,663)

TOTAL EQUITY	23,504	21,746

TOTAL LIABILITIES & EQUITY	$262,369	$226,246